Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Glenn Sandgren	For Immediate Release
	Chief Executive Officer	April 29, 2021
(218) 628-2217

IKONICS ANNOUNCES IMPROVED FIRST QUARTER 2021 RESULTS

DULUTH, MN - IKONICS Corporation (Nasdaq:IKNX), a Duluth-based imaging technology company (“IKONICS” or the “Company”), announced its first quarter 2021 earnings. Net Sales were $3,073,000 compared to $3,497,000 in 2020, a decline of 12.1%. IKONICS realized a net loss of $322,000, or $0.16 per diluted share, a 45.1% improvement over the $587,000 net loss, or $0.30 per diluted share, for the same quarter of 2020.

Glenn Sandgren, IKONICS CEO, noted, “The overall performance of IKONICS continues to trend upwards, comparing very favorably to the prior year. Our served markets are rapidly reopening, and our major strategic initiatives are progressing well.”

Key Points:

●

IKONICS quarterly performance is cyclical, and the first quarter is traditionally the most challenging. It is encouraging that 2021 first quarter results have improved due to cost reduction efforts versus the prior year quarter, despite a 12.1% sales decrease for the period.

●	Imaging sales are strengthening as awards customers reopen and IKONART® sales continue to outperform, driven by a compelling social media presence.

●	Chromaline sales were driven by strong international demand, and early reopening in North America. Division sales were down compared to the prior year, but division income almost doubled.

●	Multiple large mold makers are evaluating our IIS DualPrint™ mold texturing mask making system, with very positive feedback.

●

Pressure has continued to be put on the AMS Division from the aerospace industry slowdown. However, frequency of new business inquiries has returned to pre-Covid levels and the legacy customer order rate during the first quarter was improved over the second half of last year.

●

On April 1, 2021, IKONICS paid off its $2.7 million real estate loan, leaving the Company with only working capital related liabilities. Company liquidity remains strong based on cash on hand in addition to the $2.1 million available line of credit.

●	Supply chains are under pressure from weather events and logistical challenges. Currently, no long-term impact is expected.

Sandgren said in closing, “Opportunities abound as the world reopens, and IKONICS is well positioned to make the most of them as they arise. We are excited about IKONICS improving prospects for the remainder of the year.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, supply chain, new products, new business initiatives, customer behavior and market trends that involve risks and uncertainties. The Company's actual results could differ materially as a result of domestic and global economic conditions, downturns in the aerospace or automotive industries, unexpected production delays by customers using the Company’s products, supply chain disruptions, competitive market conditions, changes in consumer preferences, inability to commercialize technologies the Company is developing on the anticipated timeline or at all, acceptance of new products the Company offers, introduction of new products or technologies by competitors, unexpected capital expenditure requirements, delays in completing planned expansions, the ability to control operating costs without impacting growth as well as the factors described in the Company's Forms 10-K, and 10-Q, and other reports on file with the SEC.

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

	Three Months Ended
	3/31/21	3/31/20
Net sales	$3,073,408	$3,497,192

Cost of goods sold	2,077,076	2,343,960

Gross profit	996,332	1,153,232

Operating expenses	1,318,513	1,964,600

Loss from operations	(322,181)	(811,368)

Interest expense	(19,842)	(21,484)

Other Income	37	6,917

Loss before income taxes	(341,986)	(825,935)

Income tax benefit	(20,347)	(238,929)

Net loss	$(321,639)	$(587,006)

Loss per common share-basic and diluted	$(0.16)	$(0.30)

Average diluted shares outstanding	1,976,771	1,976,354

CONDENSED BALANCE SHEETS

As of March 31, 2021 and December 31, 2020

	3/31/2021	12/31/2020
Assets	(unaudited)
Current assets	$8,164,356	$7,803,453
Property, plant, and equipment, net	7,227,802	7,388,363
Intangible assets, net	243,819	243,583
	$15,635,977	$15,435,399
Liabilities and Stockholders' Equity
Current liabilities	$4,074,392	$3,596,053
Long-term debt	—	—
Stockholders' equity	11,561,585	11,839,346
	$15,635,977	$15,435,399

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

	3/31/2021	3/31/2020
Net cash provided by (used in) operating activities	$771,355	$(427,276)
Net cash (used in) provided by investing activities	(6,787)	1,104,749
Net cash used in financing activities	(30,144)	(35,682)

Net increase in cash	734,424	641,791
Cash at beginning of period	3,693,845	963,649

Cash at end of period	$4,428,269	$1,605,440